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                    HENNESSY ADVISORS, INC.

(Name of Registrant as Specified in its Charter)

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LETTER FROM OUR PRESIDENT

and

PROXY STATEMENT

for the

2019 ANNUAL MEETING OF SHAREHOLDERS

Hennessy Advisors, Inc.

7250 Redwood Boulevard, Suite 200

Novato, California 94945

800-966-4354

www.hennessyadvisors.com

Dear Hennessy Advisors Shareholder:	December 2018

Over the 12 months of our fiscal year 2018, global financial markets witnessed the return of volatility. Investors reacted to higher interest rates here at home, and the possibility of a trade war between the U.S. and China, one of our biggest trading partners. Normally a very inconspicuous election, the midterms were watched intently as Republicans retained a majority in the Senate, and for the first time since 2010, the Democrats became a majority in the House. While it is unclear how shifts in the political landscape will alter President Trump’s agenda or how investors will interpret the new framework in Washington, I am confident that U.S. corporations will adjust to any legislative reforms and continue to produce strong results in the future.

Here in our home state of California, we began the year hopeful that the devastating wildfires of 2017 were behind us, only to find ourselves in the new “abnormal” of more raging wildfires damaging property and claiming so many lives in November 2018. Our hearts go out to all those suffering losses from those fires.

I always try to find positive moments from the year outside of the markets, and there were some nice highlights. Watching the Philadelphia Eagles win their first ever Super Bowl in an upset over the powerhouse New England Patriots in Super Bowl LII was a great sports moment. The Golden State Warriors, who swept the Cleveland Cavaliers to win their sixth NBA title, continue to be a source of pride for the Bay area, in which we are headquartered. U.S. Olympian Chloe Kim became the youngest woman to win a medal in snowboarding at the 2018 Olympics, and, finally, millions of people tuned in to watch the joyful wedding of America’s Meghan Markle and England’s Prince Harry in Windsor Castle.

U.S. stocks registered healthy gains over our fiscal year 2018, bolstered by the impact on corporate profits of the successful passage of the tax reform bill in December 2017. However, concerns over potential trade disruptions and worries over higher short-term interest rates, which many believe could possibly trigger a recession down the road, put downward pressure on equity valuations.

I believe we must give much of the credit for the relative resiliency of U.S. equities over our fiscal year 2018 to the strength of the U.S. economy, which achieved an acceleration in GDP growth to over 3% on an annualized basis in the second and third quarters of calendar year 2018. Also during our fiscal year 2018, companies continued to hire workers, adding over 200,000 jobs per month on average and ending our fiscal year with an unemployment rate of 3.7%, which is the lowest it has been since 1969. Consumer confidence is high and still rising, and corporate profits reached record levels in the third quarter of calendar year 2018, posting a year-over-year increase of 26% for the companies in the S&P 500 Index.

The Federal Reserve, confident about the strength of the economy and mindful of a tight labor market, raised short-term interest rates four times over our fiscal year, by a quarter point each time. Long-term bond yields also rose, driven higher primarily by evidence of faster wage growth, pushing the U.S. 10-year Treasury bond over 3% for the first time since 2013.

Business Model and Financial Results

At Hennessy Advisors, we remain committed to our proven business model of focusing on strategically acquiring assets, while continuing to generate organic growth. We are pleased to report that Hennessy Advisors once again produced solid financial results in fiscal year 2018.

Average assets under management, upon which fees are calculated, reached $6.6 billion, an increase of $87 million, or 1.3%, compared to fiscal year 2017, which in turn drove increases in revenue, earnings, and net income. Revenue for the fiscal year totaled over $54 million, an increase of 3% over the prior year. Fully diluted earnings per share was $2.61, an increase of 36% from the prior fiscal year’s earnings per share of $1.92, boosted by a decline in the corporate tax rate. As a result of the Tax Cuts and Jobs Act of 2017, we recorded a large, one-time adjustment in our first fiscal quarter, which created a tax benefit of approximately $4 million, or $0.54 in earnings per share.

We completed the acquisition of the Rainier Large Cap Equity and Rainier Mid Cap Equity Funds in December 2017 and the Rainier Small/Mid Cap Equity Fund in January 2018. The total amount of the purchased Rainier assets as of the closing dates was approximately $375 million.

In July 2018, we signed a definitive agreement with BP Capital Fund Advisors, LLC to purchase the assets related to the management of the BP Capital TwinLine Energy Fund and the BP Capital TwinLine MLP Fund. In October 2018, we completed this acquisition, and the funds were reorganized into two newly formed series of Hennessy Funds, the Hennessy BP Energy Fund and the Hennessy BP Midstream Fund. The total amount of the purchased BP Capital assets as of the closing date was approximately $200 million. This marks our 10th successful acquisition. Additionally, in connection with the transaction, BP Capital Fund Advisors, LLC is now the sub-advisor to the two new funds.

I am also very proud to note that since early 2005, we have consistently been able to return capital to our shareholders in the form of a dividend, rewarding the confidence of our loyal shareholders. In February of this fiscal year, we increased the quarterly dividend by 33% from $0.075 to $0.10 per share. More recently, in October, we raised the dividend for the 13th time. This latest 10% increase raised our quarterly dividend from $0.10 to $0.11 per share.

Investment Performance

An important element of our business model is the long-term performance of our mutual funds. All but one of our 14 mutual funds posted positive returns over the one-, three-, five-, and 10-year periods ending September 30, 2018, and the one fund had negative performance of just -0.28% solely in the one-year period. Six of our 14 mutual funds were rated 5 or 4 stars by Morningstar for their Investor Class shares.

Distribution and Marketing

Once again, our strong financial performance was complemented by investment management and marketing achievements. The Hennessy Gas Utility Fund won the 2018 Lipper Fund Award for best-in-category, risk-adjusted performance for the 10-year period, marking the seventh consecutive year this fund has received this prestigious Lipper award. The Hennessy Funds also received national, best-in-class recognition this year from Fidelity, Schwab, Barron’s, Kiplinger’s Personal Finance, the Wall Street Journal, and the New York Times. Our marketing team won six 2018 STAR Awards for excellence in communications, including the best “Overall Advisor Communications” honor among companies with assets under management under $10 billion. STAR awards are presented by the Investment Management Education Alliance (“IMEA,” previously known as Mutual Fund Education Alliance or “MFEA”). With this year’s awards, Hennessy has earned a total of 36 STAR awards, winning awards in each of the past 10 years.

The Future

As I write this, we are experiencing the market’s 20th downturn since 2010. I have been saying that every bull market experiences volatility and pullbacks. Many financial commentators think this bull market is “long in the tooth.” I do not agree with them. I believe stock valuations are still very reasonable. The prospective price-to-earnings multiple for the Dow Jones Industrial Average has come down from almost 20x at the end of 2017 to 16x, just above its 10-year average of 15x. The prospective PE multiple for the S&P 500 Index has also come down, from 20x to 17x, and compares favorably to its 10-year average of 16x. Cash, meanwhile, continues to build up on corporate balance sheets. The companies in the S&P 500 Index reported a total of over $5.4 trillion in cash and marketable securities in their latest filings. Companies have been spending some of their cash, increasing their investment spending, and laying the groundwork for future earnings growth. However, they have also been returning capital to shareholders. S&P 500 Index companies announced $433.6 billion in share repurchases during the second quarter of calendar year 2018, nearly doubling the previous record of $242.1 billion in the first quarter. Companies are also raising their dividends.

In addition, I believe the Federal Reserve will take care not to raise interest rates too far or too fast and endanger the economic expansion. While wage growth has risen to over 3% in October, other measures of inflationary pressure, such as the Consumer Price Index and the Producer Price Index, still show prices increasing at a more moderate pace, closer to 2%. Given continued evidence of modest rates of inflation, I believe the Federal Reserve will be able to maintain its gradual pace of interest rate hikes.

Finally, I still see no signs of euphoria in this market. In my opinion, the enthusiasm present earlier in the year, which followed the significant reduction in corporate tax rates, has largely evaporated, and it has been replaced with anxiety over higher interest rates and their potential impact on growth. In the past, I have likened the current bull market to that of 1982-2000, and I still believe this comparison holds true. I am confident in the strength of the market today and believe the economy will continue to grow in the coming year, albeit at a more moderate pace.

I am very proud of the corporate culture we have cultivated at Hennessy, which continues to thrive as we expand our management team. While I continue an active role as Chairman and Chief Executive Officer, Teresa Nilsen now serves the firm as President and remains the Chief Operating Officer, Kathryn Fahy leads the Finance team as Chief Financial Officer, and Brian Carlson has expanded his role from leading Distribution to also serving as Chief Compliance Officer.

All of us at Hennessy Advisors are focused on and committed to our corporate principles of working hard in every aspect of our business today and in the future. We will continue our strong marketing, sales, and distribution efforts, strive for exceptional performance, and search for strategic and accretive acquisitions. We are fortunate to have a motivated and talented team to concentrate on our business and our shareholders, as well as a respected Board of Directors to provide guidance to this company. We believe that by sticking to our business strategy, we can continue delivering value to our shareholders.

Thank you for your continued confidence and investment in Hennessy Advisors. If you have any questions or would like to speak with us directly, please don’t hesitate to call us at (800) 966-4354.

Sincerely,

Neil J. Hennessy

Chairman and CEO

HENNESSY ADVISORS, INC.

NOTICE AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON FEBRUARY 12, 2019

DEAR SHAREHOLDER:

The annual meeting of shareholders of Hennessy Advisors, Inc. will be held on Tuesday, February 12, 2019, at 6:30 p.m., PST, at StoneTree Golf Club, 9 StoneTree Lane, Novato, California 94945 (business casual recommended).

The meeting will be held for the following purposes:

1.	to elect all director nominees named in the proxy statement (“Proposal 1”);

2.	to ratify the selection of Marcum LLP as the independent registered public accounting firm for Hennessy Advisors, Inc. for fiscal year 2019 (“Proposal 2”); and

3.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors recommends a vote “FOR” Proposals 1 and 2. Only shareholders of record at the close of business on December 14, 2018, will be entitled to vote at the annual meeting.

We hope you will be able to attend the meeting, but in any event we would appreciate if you would date, sign, and return the enclosed proxy as promptly as possible, or give your proxy by calling toll-free (800) 652-8683 (if calling within the United States) or by voting over the Internet at www.Investorvote.com/HNNA.

By Order of the Board of Directors,

/s/ Teresa M. Nilsen

Teresa M. Nilsen, Secretary

Dated:  December 20, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on February 12, 2019. The notice, proxy statement, annual report, and form of proxy are available at www.hennessyadvisors.com/proxy.htm.

Other Matters	28

Proxy Solicitation	28

HENNESSY ADVISORS, INC.

7250 Redwood Boulevard, Suite 200

Novato, California 94945

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON FEBRUARY 12, 2019

This proxy statement and the enclosed form of proxy are first being sent to shareholders of Hennessy Advisors, Inc. (“Hennessy Advisors,” the “company,” “we,” “us,” or “our”) on or about December 20, 2018, in connection with the solicitation by our board of directors of proxies to be used at the 2019 annual meeting of shareholders. The meeting will be held on Tuesday, February 12, 2019, at 6:30 p.m., PST, at StoneTree Golf Club, 9 StoneTree Lane, Novato, California 94945 (business casual recommended).

The board of directors has designated Neil J. Hennessy and Teresa M. Nilsen, and each or either of them, as proxy agents to vote the shares of common stock solicited on its behalf. If you sign and return the enclosed form of proxy, or give your proxy by calling toll-free (800) 652-8683 (if calling within the United States) or by voting over the Internet at www.Investorvote.com/HNNA, you may nevertheless revoke your proxy at any time insofar as it has not been exercised by (1) giving written notice to our corporate secretary, (2) delivering a later dated proxy, or (3) attending the meeting and voting in person. If your shares are held in “street name,” by your broker, fiduciary, custodian, or other nominee, you may vote your shares in person at the annual meeting ONLY if you bring a legal proxy to the annual meeting. You must request this legal proxy from your bank or broker as indicated on the proxy card, as they will not automatically supply one to you. The shares represented by your proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable.

VOTING SECURITIES

The record of shareholders entitled to vote was taken at the close of business on December 14, 2018. As of December 14, 2018, we had outstanding and entitled to vote 7,917,526 shares of common stock, no par value. Each share of common stock entitles the holder to one vote. Holders of a majority of our outstanding common stock must be present in person or represented by proxy to constitute a quorum at the annual meeting. Abstentions and “broker non-votes” (explained below) are counted as present for purposes of determining a quorum.

If you are a record holder (you own your common stock in certificate form), you may vote by marking your vote on the enclosed proxy card and then signing it, dating it, and mailing it in the postage-paid envelope we have provided. Alternatively, you may vote by calling toll-free (800) 652-8683 (if calling within the United States) or by voting over the Internet at www.Investorvote.com/HNNA. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian (collectively referred to herein as a “broker”), follow the directions given by your broker regarding how to instruct them to vote your shares. Your broker may permit you to vote by the Internet or by telephone. Whether or not you plan to attend the annual meeting, we urge you to vote your shares now.

Brokers holding shares of common stock for beneficial owners in “street name” must vote those shares according to any specific instructions they receive from the beneficial owner of the shares. However, brokers have discretionary authority to vote on “routine” proposals, like the vote to ratify the selection of the independent registered public accounting firm, which means that a broker may vote on behalf of a beneficial owner in the broker’s discretion if the beneficial owner does not provide specific instructions to the broker. In the case of “non-routine” proposals, like the election of directors, a broker may not vote on such proposals unless it receives specific instructions from the beneficial owner. A “broker non-vote” occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting authority for that particular proposal and has not received specific instructions from the beneficial owner or otherwise does not vote. Under the applicable rules, if you hold your shares through a broker and do not instruct your broker how to vote with respect to Proposal 1, your broker will not vote with respect to such proposal.

For the election of directors, assuming a quorum is present, the director nominees that receive the highest number of votes, up to the number of directors to be elected, shall be elected. Abstentions and broker non-votes are not counted as votes “FOR” or “AGAINST” a director nominee and will have no effect on the outcome of the election.

For the ratification of the selection of the independent registered public accounting firm, assuming a quorum is present, the vote required is the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal. We do not expect any broker non-votes on this proposal because brokers have discretion under applicable rules to vote uninstructed shares on this proposal. In any event, broker non-votes will have no effect on the outcome of this proposal.

The following table shows information relating to the beneficial ownership as of December 14, 2018, of (1) each person known to us to be the beneficial owner of more than 5% of our common stock, (2) each director, (3) each of the executive officers named in the summary compensation table elsewhere in this proxy statement, and (4) all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares. The mailing address for all individuals listed in the following table is c/o Hennessy Advisors, Inc., 7250 Redwood Boulevard, Suite 200, Novato, California 94945.

Name	Number of Shares Owned	Percent of Class	Additional Information

Neil J. Hennessy	2,284,764	28.86%	Includes (a) 2,259,452 shares held jointly with his spouse, over which Mr. Hennessy has shared voting and dispositive power, and (b) 25,312 shares held solely by his spouse.

Teresa M. Nilsen	117,697	1.49%	Includes (a) 104,894 shares held jointly with her spouse, over which Ms. Nilsen has shared voting and dispositive power, (b)11,285 shares held by Ms. Nilsen and by her spouse as custodian for their children, over which Ms. Nilsen has shared voting and dispositive power, and (c) 1,518 shares held solely by her spouse.

Name	Number of Shares Owned	Percent of Class	Additional Information

Daniel B. Steadman	24,647	*	Includes 23,147 shares held jointly with his spouse, over which Mr. Steadman has shared voting and dispositive power.

Henry Hansel	169,387	2.14%	None.

Brian A. Hennessy	289,038	3.65%	Includes (a) 263,728 shares held jointly with his spouse, over which Mr. Hennessy has shared voting and dispositive power, and (b) 12,655 shares held solely by his spouse.

Daniel G. Libarle	76,871	*	Includes 76,871 shares held jointly with his spouse, over which Mr. Libarle has shared voting and dispositive power.

Rodger Offenbach	112,523	1.42%	Includes (a) 96,575.5 shares held jointly with his spouse, over which Mr. Offenbach has shared voting and dispositive power, and (b) 6,370 shares held solely by his spouse.

Susan W. Pomilia	85,969	1.09%	Includes (a) 20,624.5 shares held jointly with her spouse, over which Ms. Pomilia has shared voting and dispositive power, and (b) 65,344 shares held solely by her spouse.

Thomas L. Seavey	45,291	*	None.

All directors and executive officers (10 individuals)	3,224,450	40.73%	None.

*	Less than one percent of our common stock.

PROPOSAL 1

ELECTION OF DIRECTORS

At the meeting, nine directors will be elected to serve for one-year terms, until their respective successors are elected and qualified. The board of directors has nominated, upon the recommendation of the nominating committee, each of our nine current directors to stand for reelection. Directors will be elected by a plurality of votes cast by shares entitled to vote at the meeting.

Proxies will be voted, if authority to do so is not withheld, for the election as directors of each of the board’s director nominees. Each director nominee is presently available for election and has consented to being named in this proxy statement and to serve, if elected. In the unanticipated event that any director nominee becomes unavailable, the persons voting the accompanying proxy may, in their discretion, vote for a substitute.

Our board of directors recommends a vote “FOR” the election of each of its director nominees. Proxies solicited by the board will be so voted unless shareholders specify in their proxies a contrary choice.

The information presented below for our incumbent directors includes information that each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other companies, some of which are publicly held, of which he or she currently serves as a director or has served as a director during the past five years.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes, and skills that led our board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the company and our board.

Neil J. Hennessy (age 62) has served as chairman of the board and chief executive officer of Hennessy Advisors since 1989 and served as president of Hennessy Advisors from 1989 to January 2018. Mr. Hennessy has also served as chairman of the board, chief investment officer, president, and portfolio manager of our mutual funds since 1996. Mr. Hennessy started his financial career in 1979 as a broker at Paine Webber. He subsequently moved to Hambrecht & Quist and later returned to Paine Webber. From 1987 to 1990, Mr. Hennessy served as a nominated member of the National Association of Securities Dealers, Inc.’s District 1 Business Conduct Committee. From January 1993 to January 1995, Mr. Hennessy served his elected term as chairman of the District 1 Business Conduct Committee. Mr. Hennessy earned a bachelor of business administration from the University of San Diego. Mr. Hennessy has amassed considerable business acumen in his career. Since founding the company in 1989, he has successfully navigated the company through many economic cycles. His significant experience in managing the company enables him to provide the board with invaluable knowledge and guidance. Mr. Hennessy is the brother of Dr. Brian A. Hennessy.

Teresa M. Nilsen (age 52) has served as a president of Hennessy Advisors since January 2018, as chief operating officer since October 2010, and as a director and secretary since 1989. From 1989 until January 2018, Ms. Nilsen served as executive vice president and chief financial officer of Hennessy Advisors. Ms. Nilsen is also executive vice president and treasurer of our mutual funds. Ms. Nilsen has worked in the securities industry since 1987, and she earned a bachelor of arts in economics from the University of California, Davis. Ms. Nilsen’s qualifications to serve on our board include her significant financial management, operational, and leadership experience gained during her extensive career in the securities industry.

Daniel B. Steadman (age 62) has served as a director and executive vice president of Hennessy Advisors since 2000 and served as the chief compliance officer from 2010 until January 2018. Mr. Steadman is also executive vice president and secretary of our mutual funds. Mr. Steadman has been in the banking and financial services industry since 1974, serving as vice president of WestAmerica Bank from 1995 through 2000, vice president of Novato National Bank from its organization in 1984 through 1995, assistant vice president and branch manager of Bank of Marin from 1980 through 1984, and banking services officer of Wells Fargo Bank from 1974 through 1980. Mr. Steadman’s substantial experience in the financial services industry, as well as his significant experience in managing the strategic development of the company, enables him to provide the board with valuable insights and advice.

Henry Hansel (age 70) has served as a director of Hennessy Advisors since 2001. He has been president of The Hansel Auto Group, which includes nine automobile dealerships, since 1982. Mr. Hansel served as a director of the Bank of Petaluma from its organization in 1987 until it was sold in 2002. Mr. Hansel earned a bachelor of science degree in economics from the University of Santa Clara. Mr. Hansel’s experience with running a large and economically cyclical business provides him with excellent financial statement and operational knowledge. His corporate business experience, combined with his attentive and thorough service as a director over the years, allows him to provide the board with valuable recommendations and ideas.

Brian A. Hennessy (age 65) has served as a director of Hennessy Advisors since 1989 and as a director of our mutual funds from 1996 to 2001. Dr. Hennessy, now retired, was a self-employed dentist for over 20 years. Dr. Hennessy earned a bachelor of science in biology from the University of San Francisco and a D.D.S. from the University of the Pacific. Dr. Hennessy’s qualifications to serve on our board include his considerable experience as a business owner. His many years running his own practice allowed him to navigate many business-related issues, making him a valuable source of knowledge to us. This, combined with his prior service as a director of our mutual funds, has provided him with a solid understanding of the company and the industry in which it operates. Dr. Hennessy is the brother of our chairman of the board, Neil J. Hennessy.

Daniel G. Libarle (age 77) has served as a director of Hennessy Advisors since 2001. Mr. Libarle is the owner and president of Lace House Linen, Inc. He served as a director and chairman of the board of directors for Bank of Petaluma from its organization in 1987 until it was sold in 2002 and served as a director of Greater Bay Bancorp and was a member of its audit committee from 2003 until its sale to Wells Fargo in October 2007. In January 2008, Mr. Libarle became a director of the Exchange Bank, where he currently serves on the bank’s audit and loan committees. Mr. Libarle earned a bachelor of arts in economics from the University of Oregon and San Jose State University. Mr. Libarle is an effective and knowledgeable member of our board of directors and brings with him years of essential business experience. Mr. Libarle employs his decades of experience on various boards and audit committees in the financial services industry to lead and guide our audit committee. He has extensive knowledge in reading and analyzing financial statements, and his role as a business owner also provides him with the operational knowledge to anticipate and mediate business-related issues.

Rodger Offenbach (age 67) has served as a director of Hennessy Advisors since 2001 and served as a director of our mutual funds from 1996 to 2001. Mr. Offenbach was the owner of Ray’s Catering and Marin-Sonoma Picnics from 1973 to 2010. Mr. Offenbach earned a bachelor of science in business administration from California State University, Sonoma. Mr. Offenbach’s long experience as an employer and businessman has honed his understanding of financial statements and the complex issues that confront businesses. This, combined with his diligent and thoughtful service as a director over the years and his prior service as a director of our mutual funds, has provided him with a solid understanding of the company and the industry in which it operates, enabling him to provide the board with valuable input and oversight.

Susan W. Pomilia (age 52) has served as a director of Hennessy Advisors since 2014. Ms. Pomilia has worked in the mortgage industry for over 30 years. From 1985 to 2007, Ms. Pomilia worked for Residential Mortgage Capital, d/b/a First Security Loan, where she opened branches in Larkspur and Mill Valley. From 2007 to 2017, she worked with RPM Mortgage and grew her business to include branches in Mill Valley, Napa, and Petaluma. Because of her constant pursuit of better products and service, she aligned her team with Supreme Lending in November 2017. Ms. Pomilia’s experience managing dozens of employees and multiple branches provides her with excellent insight and business perception. This, combined with her exceptional service as the president of Cruisin’ with

Susan, a non-profit organization, treasurer of NorthBay California Association of Mortgage Professionals, and Vice President of Pomilia Financial, Inc., provides her with tremendous understanding of business in general and the financial industry specifically.

Thomas L. Seavey (age 72) has served as a director of Hennessy Advisors since 2001. For the majority of Mr. Seavey’s business career he has been involved in the sales and marketing of athletic and leisure products, as well as working with professional athletes. During the 1980s and 1990s, Mr. Seavey worked for Nike as the vice president of sales, as well as for International Management Group (IMG) as a vice president. During this time, he also formed his own company, Seavey Corp., now ALPS Group, which sells sport and leisure products. Mr. Seavey formally managed ALPS Group for over a decade. He is no longer involved in the day-to-day operations of ALPS Group, but continues as an advisor and president. Mr. Seavey earned a bachelor of arts in English and history from Western Michigan University. Mr. Seavey’s experience working for a large corporation, where he led worldwide marketing campaigns, provided him vast knowledge of the business world. His experience has sharpened his financial and operational knowledge, and he brings these assets to our board of directors in a relatable, effective way. This, combined with his diligent and focused service as a director of our company over the years, has provided him with an excellent understanding of the company and the industry in which it operates, making him a valuable resource to our board.

CORPORATE GOVERNANCE

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires executive officers, directors, and 10% shareholders to file reports of initial ownership of our common stock (on Form 3) and changes in such ownership (on Form 4) no later than the second business day after the date on which the transaction occurred, unless certain exceptions apply. Most transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of the company’s fiscal year. Based upon a review of Forms 4 and 5 filed with the Securities and Exchange Commission (the “SEC”) and information provided to us by our directors and officers during fiscal year 2018, we believe all required reports were filed on a timely basis, except that Neil J. Hennessy filed a Form 4 that included a late report of a bona fide gift for no consideration that he inadvertently did not report on a Form 5 in a prior fiscal year.

Director Attendance

Our board held four regular meetings and two special meetings during fiscal year 2018. All directors attended at least 75% of all meetings of the board and board committees on which they served during fiscal year 2018.

We do not have a formal policy requiring directors to attend annual meetings of shareholders. However, because the annual meeting generally has been held on the same day as a regular board meeting, directors typically attend the annual meeting. All directors attended the 2018 annual meeting of shareholders.

Director Independence

The board determined that all of our directors are independent under NASDAQ rules, except for Neil J. Hennessy, Teresa M. Nilsen, Daniel B. Steadman, and Brian A. Hennessy. The NASDAQ

rules include several objective tests, as well as a subjective test, for determining who is an “independent director.” The subjective test requires that the board affirmatively determine, after reviewing all relevant information, that a director does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has not established categorical standards or guidelines to make this subjective determination, but considers all relevant facts and circumstances.

All of our directors other than Neil J. Hennessy, Teresa M. Nilsen, Daniel B. Steadman, and Brian A. Hennessy qualified as “independent” under the objective tests. The Board then reviewed and discussed additional information provided by the directors and the company with regard to any transactions, relationships, or arrangements that each such director had with the company during the three years prior to the independence determination. Matters reviewed included commercial and charitable transactions, relationships, and arrangements, of which none were deemed by the board to be material. Based on this review, the board made a subjective determination that no relationships exist that impair the independence of such directors.

Board of Directors and Standing Committees

The board of directors has established three standing committees: an audit committee, a compensation committee, and a nominating committee, each of which is described below. Members of these committees are elected annually, generally in the winter. Each committee has a written charter that is approved by the board of directors and reviewed for adequacy on an annual basis. Committee charters are available on our website at www.hennessyadvisors.com.

Audit Committee. The audit committee presently is composed of Daniel G. Libarle (Chairman), Henry Hansel, and Thomas L. Seavey, all of whom are considered independent under NASDAQ rules. The audit committee met four times during fiscal year 2018. The principal responsibilities and functions of the audit committee include reviewing our internal controls and the integrity of our financial reporting, approving the employment and compensation of and overseeing our independent auditor, and reviewing the quarterly reviews and annual audit with the auditor.

Our board of directors has determined that Daniel G. Libarle, who has served as Chairman of our audit committee since 2001, is an audit committee financial expert, as defined in the rules and regulations of the SEC, and is independent as defined by SEC and NASDAQ rules. Our board based its determination on the fact that Mr. Libarle has extensive experience evaluating financial statements prepared in accordance with generally accepted accounting principles and has also acquired an understanding of internal controls, procedures for financial reporting, and audit committee functions as the founding chairman of the board of Bank of Petaluma from 1985 to 2002, a member of the audit committee of the board of directors of Greater Bay Bancorp from 1999 to 2007, and a director of the Exchange Bank since January 2008, where he continues to serve on the bank’s audit and loan committees.

Compensation Committee. The compensation committee presently is composed of Thomas L. Seavey (Chairman), Daniel G. Libarle, Rodger Offenbach, and Susan W. Pomilia, all of whom are considered independent under NASDAQ rules. The compensation committee met five times during fiscal year 2018. This committee has the responsibility of approving the compensation arrangements for our executive officers, including annual equity awards, which were approved on September 12, 2018, and annual cash bonuses, which were approved on September 12, 2018, and October 8, 2018. It also recommends to the board of directors adoption of any compensation plans in which our officers and directors are eligible to participate and makes grants of employee stock options and other stock awards under our incentive plan. Our executive officers do not determine their own compensation. However, the president, after consultation with the company’s other executive officers, recommends to the compensation committee (1) the amount of base salary, cash bonus, company 401(k) contribution, and equity compensation for Ms. Kathryn R. Fahy, our chief financial officer, and Mr. Steadman, our executive vice president, (2) the amount of the chief executive officer’s company 401(k) contribution and equity compensation, and (3) the amount of her own company 401(k) contribution and equity compensation, in each case based on salary surveys and the experience and performance of our executive officers. The compensation committee does not have any arrangements with compensation consultants. As a small company, our compensation committee relies upon its business judgment in making compensation decisions for our executive officers. The compensation committee is also responsible for reviewing and approving all related party transactions.

Nominating Committee. The nominating committee presently is composed of all directors who are considered independent under NASDAQ rules: Susan W. Pomilia (Chairman), Henry Hansel, Daniel G. Libarle, Rodger Offenbach, and Thomas L. Seavey. The nominating committee met once during fiscal year 2018. The principal responsibilities and functions of the nominating committee include making recommendations for director nominees to the full board of directors for the next annual meeting of shareholders.

Qualifications for consideration as a director nominee vary according to the particular areas of expertise sought to complement the existing board composition. However, in making its nominations, the nominating committee considers, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting Hennessy Advisors, time available for meetings and consultation regarding Hennessy Advisors’ matters, and other particular skills and experience possessed by the individual. In considering the diversity of a candidate, the committee considers a variety of factors including, but not limited to, age, gender, and ethnicity. We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions, although we may in the future retain a third-party search firm if the nominating committee deems it appropriate.

Leadership Structure

The board currently believes it is in the best interests of the company to combine the positions of chairman and chief executive officer because this provides the company with unified leadership and direction. In addition, our current chairman and chief executive officer has an in-depth knowledge of our business that enables him to effectively set appropriate board agendas and ensure appropriate processes and relationships are established with both management and the board of directors, as our board works together to oversee our management and affairs. The board has not appointed a lead independent director. The board has determined that its leadership structure is appropriate for the company.

Board Role in Risk Oversight

The board, together with the audit committee, has oversight for our risk management framework, both investment risk and operational risk, and is responsible for helping to ensure that our risks are managed in a sound manner. In this regard, the directors oversee an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full board in setting our business strategy is a key part of the directors’ assessment of management’s appetite for risk and a determination of what constitutes an appropriate level of risk for the company. The board has determined that its risk oversight is appropriate for the company. The board has adopted a Code of Ethics for Hennessy Funds Trust and Hennessy Advisors that applies to our directors and employees, the full text of which is available at www.hennessyadvisors.com. Each of our directors and employees annually confirms in writing that he or she has reviewed and will fully comply with the Code of Ethics.

Policies and Procedures for Submitting Recommendations for Potential Director Nominees for the 2020 Annual Meeting of Shareholders

The nominating committee considers recommendations for potential director nominees from many sources, including members of the board, advisors, and shareholders. The nominating committee uses the same process to evaluate director nominees recommended by shareholders as it does to evaluate director nominees identified by other sources. In order to be a valid submission for recommendation to the nominating committee for a potential director nominee, the form of recommendation must be addressed to the nominating committee, be received at our principal executive offices no later than August 22, 2019 (which is 120 calendar days prior to the anniversary of the date on which we released this proxy statement to our shareholders), and include all of the same information that our bylaws require for any director nominations proposed to be presented at the annual meeting. The specific information that must be included with a recommendation for a potential director nominee has not changed since we previously disclosed the requirements in our proxy statement for the 2018 annual meeting of shareholders. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder Recommendation for Director.” The mailing address for our principal executive offices is 7250 Redwood Boulevard, Suite 200, Novato, California 94945.

Related Party Transactions

During fiscal years 2017 and 2018, there have been no related party transactions of more than $120,000, except as described below.

Joe Fahy, the spouse of Kathryn R. Fahy, is employed by the company and serves as a vice president and senior compliance officer of our mutual funds. In fiscal year 2018, he earned a total of $127,853 from the Company, consisting of a cash bonus and a grant of restricted stock units at a grant date stock price of $13.98 per share. In fiscal year 2017, he earned a total of $120,603 from the Company, consisting of a cash bonus and a grant of restricted stock units at a grant date stock price of $15.15 per share. The restricted stock units granted in both fiscal years 2018 and 2017 vest at a rate of 25% per year over four years. In addition, in both fiscal years he received other benefits on the same terms available to all other employees of the company, including eligibility for awards of restricted stock units. For both fiscal years, Mr. Fahy’s salary and certain benefits were paid by our mutual funds, as disclosed in the Statements of Additional Information of Hennessy Funds Trust, dated February 28, 2018, and February 28, 2017. His compensation is commensurate with his peers’ compensation.

Alan J. Hennessy, son of Neil J. Hennessy, is employed by the company and serves as vice president of corporate development of our mutual funds. In fiscal year 2018, he earned a total of $299,037, consisting of base salary, cash bonus, and a grant of restricted stock units at a grant date stock price of $13.98 per share. In fiscal year 2017, he earned a total of $292,723, consisting of base salary, cash bonus, and a grant of restricted stock units at a grant date stock price of $15.15 per share. The restricted stock units granted in both fiscal years 2018 and 2017 vest at a rate of 25% per year over four years. In addition, in both fiscal years he received other benefits on the same terms available to all other employees of the company, including eligibility for awards of restricted stock units. His compensation is commensurate with his peers’ compensation.

Daniel P. Hennessy, son of Neil J. Hennessy, is employed by the company and serves as vice president and portfolio analyst for our mutual funds. In fiscal year 2018, he earned a total of $166,858, consisting of base salary, cash bonus, and a grant of restricted stock units at a grant date stock price of $13.98 per share. In fiscal year 2017, he earned a total of $154,315, consisting of base salary, cash bonus, and a grant of restricted stock units at a grant date stock price of $15.15 per share. The restricted stock units granted in both fiscal years 2018 and 2017 vest at a rate of 25% per year over four years. In addition, in both fiscal years he received other benefits on the same terms available to all other employees of the company, including eligibility for awards of restricted stock units. His compensation is commensurate with his peers’ compensation.

EXECUTIVE OFFICERS

Our executive officers are listed below.

Neil J. Hennessy	Chief Executive Officer and Chairman of the Board of Directors

Teresa M. Nilsen	President, Chief Operating Officer, and Secretary

Kathryn R. Fahy	Chief Financial Officer and Senior Vice President

Daniel B. Steadman	Executive Vice President

Biographical information for Ms. Kathryn R. Fahy is set forth below, and biographical information for each of our other executive officers may be found under the heading “Election of Directors.”

Kathryn R. Fahy (age 38) was appointed as the company’s chief financial officer and as a senior vice president effective as of January 26, 2018. Ms. Fahy previously served as the company’s director of finance and controller and has been employed by Hennessy Advisors since 2006. She is also vice president, assistant secretary, and assistant treasurer of our mutual funds. Ms. Fahy began her career in accounting in 2002. Before joining Hennessy, she worked as a public accountant for Deloitte & Touche, and as a senior internal auditor for Knight Ridder, Inc. Ms. Fahy holds a bachelor of arts in international economics with a minor in accounting from the University of California, Los Angeles, and is a Licensed Certified Public Accountant in the state of California.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

The goal of our compensation program is the same as our broader company-wide goal: to create long-term value for our shareholders. In an effort to achieve this goal, we have designed and implemented our compensation program to (1) encourage our executive officers to remain with us for long and productive careers and (2) align the interests of our executive officers with the interests of our shareholders. We believe that most of our compensation elements simultaneously fulfill both of these objectives. The principal elements of our compensation program are salary, bonus, equity awards, company 401(k) contributions, severance payments, and payments in the event of a change of control.

Compensation Objectives

Retention. Given our small number of high-level executives, all of our executive officers are essential to our success. Our executive officers are experienced in the mutual fund industry and are presented with other professional opportunities in the industry from time to time, including opportunities at potentially higher compensation levels. We believe it is critical to our success that turnover among our executive officers remains low and that our executive officers remain driven to achieve their individual and company-wide goals. Key elements of our compensation program that are designed to maximize executive officer retention include:

●	equity awards that vest over a four-year period;

●	competitive base salaries;

●	company 401(k) contributions; and

●	severance or change of control agreements.

Alignment. We seek to align the interests of our executive officers with the interests of our shareholders. Key elements of our compensation program that are designed to do so include:

●	cash bonuses based on individual and company-wide performance; and

●

equity awards, which link a significant portion of compensation to shareholder value because the total value of those awards corresponds to stock price appreciation, and which provide an added incentive for our executive officers to focus on long-term performance and profitability.

Say-on-Pay and Say-on-Frequency

An advisory vote relating to the compensation of our executive officers occurred at the 2017 annual meeting of shareholders. Shareholders indicated strong support of our executive compensation programs, with approximately 95% of votes cast approving, by a non-binding advisory vote, the compensation of our executive officers. In light of this strong support, which we believe demonstrates our shareholders’ satisfaction with the alignment of our executive officers’ compensation with the company’s performance, the compensation committee maintained substantially the same compensation approach for fiscal year 2017 and fiscal year 2018. In addition, because a substantial majority of the votes cast on our say-on-frequency proposal at the 2014 annual meeting of shareholders were in favor of having a say-on-pay vote every three years, we will hold our next say-on-pay vote at the 2020 annual meeting of shareholders. We will hold our next say-on-frequency vote at the same meeting.

Process for Determining Compensation of Our Executive Officers

The compensation committee is responsible for establishing and administering our policies governing the compensation of executive officers. Our chief executive officer and president each receive a salary and a formulaic quarterly cash bonus pursuant to their respective employment agreements. Our president then recommends to the compensation committee, after consultation with the company’s other executive officers, the amount of base salary, cash bonus, company 401(k) contributions, and equity compensation for Ms. Fahy and Mr. Steadman and the amount of the chief executive officer’s company 401(k) contribution and equity compensation, as well as the amount of her own company 401(k) contribution and equity compensation. The president’s recommendations are based on her experience, the performance of our executive officers, and third-party salary survey data from McLagan. McLagan has an extensive database on compensation for most investment management companies, including private companies for which information is not otherwise generally available. McLagan summarizes data by position across multiple companies without specifically identifying information for a particular company. We compare our executive positions to what we determine to be positions of similar scope and complexity. We believe this comparative data is useful and appropriate in establishing competitive compensation levels for our executive officers.

The compensation committee does not have any arrangements with compensation consultants. In recognition of the fact that we are a smaller company, our compensation committee relies upon its business judgment in making compensation decisions for our executive officers. With respect to each area against which our executive officers are evaluated, the compensation committee reviews company performance and each executive officer’s performance during the year against targeted performance and then evaluates whether individual and company-wide objectives set during the prior year’s review were achieved. Specific factors affecting compensation decisions for executive officers include, but are not limited to, the following:

●	key financial measurements, such as annual net income and year-end cash balance;

●	compliance with loan covenants;

●	compliance with applicable regulatory requirements;

●	maintaining and improving the marketing and sales program for our mutual funds;

●	the ability to lead and effectively manage the company’s employees, multiple offices, and several sub-advisors;

●	preparing and effectively executing short- and long-term strategic plans for the company; and

●

providing administrative services, shareholder services, and investment advisory services to the Hennessy Funds family of mutual funds (currently 16 funds) and their parent company, Hennessy Funds Trust.

Elements of Our Compensation Program

Base Salaries. Base salaries are used to provide a fixed amount of compensation for an executive officer’s regular work. According to the most recent McLagan salary survey, the base salaries for our executive officers are in the bottom half of financial services companies participating in the survey. Base salaries for executive officers are reviewed annually and may be adjusted from time to time by the compensation committee.

Bonuses. Mr. Hennessy and Ms. Nilsen each receive a quarterly incentive-based bonus (a “Quarterly Bonus”) pursuant to employment agreements we entered into with them. Each of their bonuses is calculated based on the company’s pre-tax profits for each fiscal quarter, as computed for financial reporting purposes in accordance with accounting principles generally accepted in the United States of America, except that pre-tax profit is computed without regard to (1) bonuses payable to employees (including related payroll tax expenses) for the fiscal year, (2) depreciation expense, (3) amortization expense, (4) compensation expense related to restricted stock units (or other stock-based compensation expense), and (5) asset impairment charges (such amount, “Adjusted Quarterly Pre-Tax Profit”). Mr. Hennessy received a Quarterly Bonus in the amount of 10.0% of Adjusted Quarterly Pre-Tax Profit prior to December 31, 2017, and 6.5% of Adjusted Quarterly Pre-Tax Profit as of January 1, 2018, and Ms. Nilsen has received a Quarterly Bonus of 3.5% of Adjusted Quarterly Pre-Tax Profit beginning January 1, 2018. With respect to any fiscal quarter in which they earn Quarterly Bonuses, Mr. Hennessy and Ms. Nilsen receive 50% of their respective Quarterly Bonuses within 75 days following the end of such fiscal quarter and the remaining 50% is held in a reserve account. If there is a quarterly pre-tax loss (computed in the same manner as pre-tax profit) during any fiscal quarter during the same fiscal year with respect to which Quarterly Bonuses are paid, the reserve accounts are reduced by an amount equal to such pre-tax loss multiplied by the same percentage amount used to determine Mr. Hennessy’s and Ms. Nilsen’s Quarterly Bonuses, respectively. If there is a positive balance in the reserve accounts at the end of the fiscal year, the amount in each of their reserve accounts is paid to Mr. Hennessy and Ms. Nilsen within 75 days following the end of such fiscal year. If there is a negative balance in the reserve accounts at the end of the fiscal year, the negative reserve amounts are cancelled and are not carried forward into the next fiscal year. More information regarding Mr. Hennessy’s and Ms. Nilsen’s employment agreements are described below under “Potential Payments upon Termination or Change of Control.”

Bonuses for Mr. Steadman and Ms. Fahy are paid out of a general bonus pool for all employees. Prior to the effective date of Ms. Nilsen’s employment agreement and eligibility for Quarterly Bonuses, Ms. Nilsen’s bonuses were also paid out of the general bonus pool. The total bonus pool is set as a percentage of pre-tax profits, and therefore fluctuates based on the company’s overall performance. Our executive officers determine the percentage amount to be accrued in the bonus pool each year and review that percentage amount quarterly based on the current performance of the company. Bonuses paid out of the bonus pool are based approximately 40% on individual performance and approximately 60% on company-wide performance, as discussed in compensation reviews. Each year, our executive officers set company-wide objectives that are then presented to the board. Individual performance objectives are based on customer focus, teamwork, ethics, work product and quality, and attitude. For fiscal year 2018, company-wide objectives included building cash, maintaining profitability, remaining compliant with our bank loan covenants, maintaining our compliance program, improving and expanding our distribution, marketing, and sales program, managing our relationships with our sub-advisors and satellite offices, and pursuing strategic business opportunities. Because the bonus accrual is based on a percentage of pre-tax profits, bonuses are automatically aligned with our performance.

Equity Awards. We believe that the use of equity awards helps us to maintain a strong association between the compensation of our executive officers and the long-term interests of our shareholders. Furthermore, we believe that restricted stock units are the most effective equity compensation tool for a company of our size because restricted stock units can provide the same value to executive officers as stock options, but with less dilution to earnings per share. All of our restricted stock unit awards vest over a four-year period, which we believe provide added incentive to our executive officers to focus on long-term performance and profitability and encourage executive retention. Following its annual performance review of our executive officers, the compensation committee determines the amount of restricted stock units to award to our executive officers, if any, and sets the aggregate amount of restricted stock units to be awarded to employees, if any, on a subjective basis based on our budget limitations for future years and the number of shares available for issuance under the company’s Amended and Restated 2013 Omnibus Incentive Plan.

Company 401(k) Contributions. We use 401(k) contributions as a means of compensating and retaining our executive officers while also instilling in them the idea that retirement planning is essential. The company 401(k) contribution is optional from year to year and is awarded to our executive officers on the same basis that it is awarded to all employees. It is not based on performance or goal achievement. The percentage level of the contribution is subjective and is determined by our executive officers annually for all employees and, with respect to the executive officers, is also approved by the compensation committee.

Severance or Change of Control Agreements. Mr. Hennessy’s and Ms. Nilsen’s employment agreements provide for certain payments upon the occurrence of specified events, including termination of employment or the failure by the company to have an acquiror of all or substantially all of the company’s assets assume Mr. Hennessy’s or Ms. Nilsen’s employment agreement, respectively. We believe that the rights to these payments provide job security for Mr. Hennessy and Ms. Nilsen and allow them to focus on the performance of our company.

We have also entered into bonus agreements with Ms. Nilsen and Mr. Steadman that provide for payments in the event of a change of control. The change of control payments are intended to allow Ms. Nilsen and Mr. Steadman to focus on their performance and to ensure a smooth transition in the event of a change of control. Ms. Nilsen and Mr. Steadman would be paid with or without termination in the event of a change of control in order to allow them to stay focused on our best interests and interests of our shareholders in the event a change of control is anticipated or occurs. In the case of Ms. Nilsen, in no event would Ms. Nilsen receive a bonus pursuant to both her employment agreement and bonus agreement upon a change of control; instead, she would receive the higher of the two payments.

In addition, the restricted stock unit award agreements between the company and each of our executive officers provide that all restricted stock units held by an executive officer will immediately vest in full (1) if the executive officer’s employment terminates as a result of death, disability, or retirement at a time when the company would not be able to terminate the executive officer for cause or (2) upon a change of control of the company.

More information regarding these agreements is included below under “Potential Payments upon Termination or Change of Control.”

Nonqualified Deferred Compensation Benefits. We do not offer a nonqualified deferred compensation plan to any of our employees.

Pension Benefits. We do not sponsor any pension plans.

Other Compensation. Benefits and perquisites provided to our executive officers are generally the same as those offered to all employees. We pay for a car allowance, premiums on life insurance, and premiums on disability insurance for Neil J. Hennessy pursuant to the terms of his employment agreement. We also pay for club memberships for Mr. Hennessy, Ms. Nilsen, and Mr. Steadman.

Tax Treatment. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits our income tax deduction for compensation paid in any taxable year to our executive officers that exceeds $1,000,000. The compensation committee considers the impact of Section 162(m) when determining base salary, cash bonuses, equity awards, and other compensation for our executive officers, but tax deductibility is only one of several factors considered by the compensation committee in the design and implementation of our compensation program. Therefore, the compensation committee may approve compensation that exceeds $1,000,000 in order to ensure competitive compensation levels and structures for our executive officers.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The following table summarizes the total compensation of our named executive officers for fiscal years 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation (3)	Total

Neil J. Hennessy	2018	$350,000	$220,185	$2,417,521	(2)	$92,948	$3,080,654
CEO	2017	$350,000	$243,180	$3,239,522		$86,153	$3,918,855

Teresa M. Nilsen	2018	$325,000	$220,185	$1,252,618	(2)	$23,066	$1,820,869
President, COO, and Secretary	2017	$325,000	$243,180	$800,000		$18,173	$1,386,353

Daniel B. Steadman	2018	$250,000	$139,800	$250,000		$21,971	$661,771
Executive Vice President	2017	$250,000	$243,180	$450,000		$17,323	$960,503

(1)

The amounts in this column include the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718 – Stock Compensation. The fair values of the stock awards per share on the date of grant are $13.98 based on the closing price of our common stock on the date of grant of September 12, 2018, and $15.44 based on the closing price of our common stock on the date of grant of September 30, 2017.

(2)

For fiscal year 2017 and the first quarter of fiscal year 2018, Mr. Hennessy received an incentive-based bonus in the amount of 10% of our Adjusted Quarterly Pre-Tax Profit. Beginning with the second quarter of fiscal year 2018, and in connection with his transition to serving only as chairman of the board and chief executive officer, Mr. Hennessy’s incentive-based bonus was adjusted to 6.5% of our Adjusted Quarterly Pre-Tax Profit. For a discussion of the terms of Mr. Hennessy’s employment agreement, refer to page 17. Beginning with the second quarter of fiscal year 2018, Ms. Nilsen received an incentive-based bonus in the amount of 3.5% of our Adjusted Quarterly Pre-Tax Profit. For a discussion of the terms of Ms. Nilsen’s employment agreement, refer to page 20. The Adjusted Quarterly Pre-Tax Profit for fiscal year 2018 is calculated as income before tax of $23,393,000, plus bonuses of $6,446,000 (Mr. Hennessy’s and Ms. Nilsen’s bonus accruals and the bonus accrual for other employees), plus payroll tax accruals of $122,000, plus depreciation and amortization expense of $378,000, plus compensation expense related to restricted stock units of $2,362,000, for a total pre-tax profit of $32,701,000.

(3)

All other compensation for fiscal year 2018 for Mr. Hennessy includes premiums on life insurance ($59,641), disability insurance, a car allowance ($13,537), a charitable contribution made on his behalf, miscellaneous expense related to required travel by his spouse, and a profit-sharing contribution to his 401(k) plan ($13,750). All other compensation for fiscal year 2018 for Ms. Nilsen includes a fitness club membership ($3,488), a charitable contribution made on her behalf ($5,000), miscellaneous expense related to required travel by her spouse, and a profit-sharing contribution to her 401(k) plan ($13,750). All other compensation for fiscal year 2018 for Mr. Steadman includes a fitness club membership ($3,488), a charitable contribution made on his behalf ($5,000), miscellaneous expense related to required travel by his spouse, and a profit-sharing contribution to his 401(k) plan ($12,500).

Outstanding Equity Awards at Fiscal Year-End 2018

The following table sets forth the outstanding equity awards held by our named executive officers on September 30, 2018.

	Stock Awards (1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Neil J. Hennessy

CEO	38,438 (2)	$532,366

Teresa M. Nilsen

President, COO, and Secretary	38,438 (2)	$532,366

Daniel B. Steadman

Executive Vice President	32,688 (3)	$452,729

(1)

Stock awards are grants of restricted stock units with a zero exercise price. The units vest at a rate of 25% per year over four years. Restricted stock units do not earn dividends or dividends equivalents. The market value of restricted stock units that have not vested is calculated as the number of unvested units times the fair market value of $13.85 per share on September 30, 2018. The actual value realized by the executive officer will depend on the market value of our common stock on the date the awards vest.

(2)

The non-vested awards have the following vesting dates: (a) 5,625 on September 17, 2019; (b) 2,625 on each of September 21, 2019, and 2020; and (c) 3,937.5 on each of September 30, 2019, 2020, and 2021; and (d) 3,937.5 on each of September 12, 2019, 2020, 2021, and 2022.

(3)

The non-vested awards have the following vesting dates: (a) 5,625 on September 17, 2019; (b) 2,625 on each of September 21, 2019, and 2020; and (c) 3,937.5 on each of September 30, 2019, 2020, and 2021; and (d) 2,500 on each of September 12, 2019, 2020, 2021, and 2022.

Potential Payments upon Termination or Change of Control

Under the terms of the restricted stock unit award agreements between the company and Neil J. Hennessy, Teresa M. Nilsen, and Daniel B. Steadman, the employment agreements with Mr. Hennessy and Ms. Nilsen, and the bonus agreements with Ms. Nilsen and Mr. Steadman, our named executive officers are entitled to certain compensation in the event of a termination of employment or a change of control of the company. The material terms of each of these agreements is discussed below.

  Neil J. Hennessy.

Employment Agreement

At the time of our initial public offering, we entered into an employment agreement with Mr. Hennessy. On October 10, 2016, we amended and restated that employment agreement to provide for Mr. Hennessy’s continued service through February 21, 2019, with automatic one-year renewals unless either party gives written notice to the other at least 60 days prior to the expiration of the then-current term. Most recently, on January 26, 2018, we further amended that employment agreement to reduce Mr. Hennessy’s Quarterly Bonus from 10% of Adjusted Quarterly Pre-Tax Profits to 6.5% of Adjusted Quarterly Pre-Tax Profits in connection with his transition to serving only as our chairman of the board and chief executive officer.

Under the terms of his employment agreement, Mr. Hennessy is entitled to (1) an annual base salary of $350,000, which amount may be increased in the board of directors’ sole discretion at the start of each calendar year, (2) Quarterly Bonuses, and (3) participate in our benefit plans. In the event that (A) Mr. Hennessy’s employment is terminated by the company without cause or (B) Mr. Hennessy terminates his employment with the company for good reason, Mr. Hennessy is entitled to receive a lump-sum payment within 30 days of the end of the quarter in which the termination date occurs (except to the extent payment is required to be delayed pursuant to Section 409A of the Code) equal to the sum of (i) (A) one year’s full base salary and an average annual bonus for the three most recent fiscal years prior to the termination of employment multiplied by (B) two and (ii) a pro-rated Quarterly Bonus for the quarter in which the termination occurs. In addition, under the foregoing circumstances, Mr. Hennessy is also entitled to receive payment of any previously earned and deferred Quarterly Bonus in the reserve account following the end of the fiscal year in which his employment terminates. In the event Mr. Hennessy is terminated for cause or terminates his employment with the company without good reason, no severance will be payable.

If the employment agreement terminates as a result of death or disability, Mr. Hennessy is entitled to all bonuses earned or accrued as of the date of his termination. Furthermore, in the case of disability, Mr. Hennessy is also entitled to continue receiving his base salary and benefits for three months or until the date he begins receiving benefits under a disability plan or policy, whichever is soonest.

In the event of a sale, transfer, or other disposition of all or substantially all of our assets or business, whether by merger, consolidation, or otherwise, we may assign the employment agreement and its rights, provided that the successor assumes all of our obligations under the employment agreement.

If any payment or benefit under the employment agreement and any other agreement, plan or arrangement would constitute an excess parachute payment under Section 280G of the Code, then Mr. Hennessy will receive either the full amount of such payments and benefits or a lesser amount such that no portion of the payments and benefits will be subject to the excise tax, whichever would result in a greater after-tax benefit to Mr. Hennessy.

The employment agreement defines the terms listed below as follows:

●	Cause would exist if Mr. Hennessy:

●

is convicted of, or enters a plea of nolo contendere to, a felony (other than a traffic related offense) under any state, federal, or local law or any felony involving the company, where conviction includes any final disposition of the charge that does not result in the charges being completely dismissed or Mr. Hennessy’s being completely acquitted;

●

materially breaches (1) the employment agreement or (2) the company’s policies and procedures, which breach is not cured, if capable of being cured, after written notice within 30 days of the date notice of such breach is received by Mr. Hennessy; or

●	engages in willful or gross misconduct or willful or gross negligence in performing his duties, or fraud, misappropriation, or embezzlement.

●	Good reason means:

●	the assignment to Mr. Hennessy of duties materially inconsistent with his position, authority, duties, or responsibilities as of October 10, 2016; or

●	any action or omission that results in a material diminution of the position, authority, duties, or responsibilities of Mr. Hennessy as of October 10, 2016;

●	a material reduction in Mr. Hennessy’s annual base salary (other than a reduction that applies generally to the Company’s senior management);

●

the relocation, without Mr. Hennessy’s prior written consent, of his principal place of employment to a location more than 50 miles away (measured in the shortest driving distance) from his principal place of employment on October 10, 2016;

●	the failure by the Company to have an acquirer of all or substantially all of the Company’s assets assume Mr. Hennessy’s employment agreement;

provided, in any case, that Mr. Hennessy (1) provides notice to the company of the existence of the condition constituting good reason within 90 days of its initial existence and (2) allows the company 30 days to remedy the condition.

●

Disability means a physical or mental disability or infirmity that prevents Mr. Hennessy from performing substantially the duties assigned to him (based upon such competent medical evidence as shall be presented to the company by any physician or group of physicians or other competent medical experts employed by the company) for a continuous period of more than 180 days.

Restricted Stock Unit Award Agreements

The restricted stock unit award agreements between the company and each of our named executive officers provide that all restricted stock units held by a named executive officer will immediately vest in full (1) if the named executive officer’s employment terminates as a result of death, disability, or retirement at a time when the company would not be able to terminate the named executive officer for cause or (2) upon a change of control of the company.

The Amended and Restated 2013 Omnibus Incentive Plan, under which the restricted stock unit award agreements are issued, defines the terms listed below as follows:

●

Disability, with respect to restricted stock unit awards, is defined to mean, except as otherwise determined by the compensation committee and set forth in an award agreement, the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least 12 months, as determined by the compensation committee.

●

Retirement means, except as otherwise determined by the compensation committee and set forth in an award agreement, termination of employment with the company and its affiliates (for other than cause) on a date the participant is then eligible to receive immediate early or normal retirement benefits under the provisions of any of the company’s or its affiliate’s defined benefit pension plans, or if the participant is not covered under any such plan, on or after attainment of age 55 and completion of 10 years of continuous service with the company and its affiliates or on or after attainment of age 65 and completion of five years of continuous service with the company and its affiliates, where “cause” means (1) if the participant is subject to an employment agreement with the company or an affiliate that contains a definition of “cause”, such definition, or (2) otherwise, except as otherwise determined by the compensation committee and set forth in an award agreement, any of the following as determined by the compensation committee: (A) violation of the provisions of any employment agreement, non-competition agreement, confidentiality agreement, or similar agreement with the company or an affiliate, or the company’s or an affiliate’s code of ethics, as then in effect; (B) conduct rising to the level of gross negligence or willful misconduct in the course of employment with the company or an affiliate; (C) commission of an act of dishonesty or disloyalty involving the company or an affiliate; (D) violation of any federal, state or local law in connection with the participant’s employment or service; or (E) breach of any fiduciary duty to the company or an affiliate.

●	A change of control is the occurrence of one or more of the following events:

●

an acquisition, in any one transaction or series of transactions, after which any individual, entity or group has beneficial ownership of 50% or more of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities, but excluding an acquisition (1) by us or any of our employee benefit plans (or related trusts), (2) by Neil J. Hennessy or any affiliate, or (3) by any corporation which, following the acquisition, is beneficially owned, directly or indirectly, in substantially the same proportions, by the beneficial owners of the common stock and voting securities of the company immediately prior to such acquisition; or

●

50% or more of the members of our board of directors (1) are not continuing directors, or (2) are nominated or elected by the same beneficial owner or are elected or appointed in connection with an acquisition of the company; or

●

the (1) consummation of a reorganization, merger, share exchange, consolidation or similar transaction, with respect to which the beneficial owners of the company immediately prior to such transaction do not, following such transaction, beneficially own more than 50% of the then outstanding shares of common stock and voting securities of the corporation resulting from the transaction, (2) consummation of the sale or other disposition of all or substantially all of the assets of the company or (3) approval by the shareholders of the company of a complete liquidation or dissolution of the company.

Teresa M. Nilsen.

Employment Agreement

On January 26, 2018, we entered into an employment agreement with Ms. Nilsen in connection with her appointment as president of the Company.

Under the terms of her employment agreement, Ms. Nilsen is entitled to (1) an annual base salary of $325,000, which amount may be increased in the board of directors’ sole discretion at the start of each calendar year, (2) beginning with the second quarter of fiscal year 2018, Quarterly Bonuses of 3.5% of Adjusted Quarterly Pre-Tax Profit, and (3) participate in our benefit plans. In the event that (A) Ms. Nilsen’s employment is terminated by the company without cause or (B) Ms. Nilsen terminates her employment with the company for good reason, Ms. Nilsen is entitled to receive severance payable in 24 equal monthly installments (except to the extent payment is required to be delayed pursuant to Section 409A of the Code) equal to the sum of (i) (A) one year’s full base salary and an average annual bonus for the three most recent fiscal years prior to the termination of employment multiplied by (B) two and (ii) a pro-rated Quarterly Bonus for the quarter in which the termination occurs. In addition, under the foregoing circumstances, Ms. Nilsen is also entitled to receive payment of any previously earned and deferred Quarterly Bonus in the reserve account following the end of the fiscal year in which her employment terminates. In the event Ms. Nilsen is terminated without cause or resigns with good reason in connection with a change of control, Ms. Nilsen’s severance payment pursuant to the employment agreement will be reduced by the amount of any cash portion of the benefits paid to Ms. Nilsen upon such change of control pursuant to the bonus agreement described below or any amendment, restatement, or replacement thereof. In the event Ms. Nilsen is terminated for cause or terminates her employment with the company without good reason, no severance will be payable.

If the employment agreement terminates as a result of death or disability, Ms. Nilsen is entitled to all bonuses earned or accrued as of the date of her termination. Furthermore, in the case of disability, Ms. Nilsen is also entitled to continue receiving her base salary and benefits for three months or until the date she begins receiving benefits under a disability plan or policy, whichever is soonest.

In the event of a sale, transfer, or other disposition of all or substantially all of our assets or business, whether by merger, consolidation, or otherwise, we may assign the employment agreement and its rights, provided that the successor assumes all of our obligations under the employment agreement.

If any payment or benefit under the employment agreement and any other agreement, plan or arrangement would constitute an excess parachute payment under Section 280G of the Code, then Ms. Nilsen will receive either the full amount of such payments and benefits or a lesser amount such that no portion of the payments and benefits will be subject to the excise tax, whichever would result in a greater after-tax benefit to Ms. Nilsen.

The employment agreement defines “cause” and “good reason” the same as in Mr. Hennessy’s employment agreement, which is described above under the description of payments to Mr. Hennessy.

Bonus Agreement

We also have a bonus agreement with Ms. Nilsen that provides for a one-time cash bonus within 15 days of a change of control of the company equal to the greater of the following:

(1) $1,000,000; or

(2) the sum of (A) 150% of the total base salary (before deductions) paid to Ms. Nilsen for the most recent fiscal year ended prior to the change of control, (B) 150% of the prior year’s bonus, and (C) a pro rata portion of the prior year’s bonus, provided at least such amount has been accrued by us as a bonus for Ms. Nilsen in the fiscal year during which the change of control occurs.

If the bonus payable upon a change of control, together with any other payments or benefits received or to be received by Ms. Nilsen from the company or any successor thereto in the change of control transaction, would constitute an excess parachute payment under Section 280G of the Code, then Ms. Nilsen will receive either the full amount of such payments and benefits or a lesser amount such that no portion of the payments and benefits will be subject to the excise tax, whichever would result in a greater after-tax benefit to Ms. Nilsen.

A change of control is defined in the bonus agreement the same as in the restricted stock award agreements, which is described above under the description of payments to Mr. Hennessy.

Restricted Stock Unit Award Agreements

The restricted stock unit award agreements between the company and each of our named executive officers provide that all restricted stock units held by a named executive officer will immediately vest in full (1) if the named executive officer’s employment terminates as a result of death, disability, or retirement at a time when the company would not be able to terminate the named executive officer for cause or (2) upon a change of control of the company.

The definitions of change of control, disability, and retirement under the Amended and Restated 2013 Omnibus Incentive Plan, under which the restricted stock unit award agreements are issued, are described above under the description of payments to Mr. Hennessy.

Daniel B. Steadman.

Bonus Agreement

We have a bonus agreement with Mr. Steadman that provides for a one-time cash bonus within 15 days of a change of control of the company equal to the greater of the following:

(1) $500,000; or

(2) the sum of (A) 100% of the total base salary (before deductions) paid to Mr. Steadman for the most recent fiscal year ended prior to the change of control, (B) 100% of the prior year’s bonus, and (C) a pro rata portion of the prior year’s bonus, provided at least such amount has been accrued by us as a bonus for Mr. Steadman in the fiscal year during which the change of control occurs.

If the bonus payable upon a change of control, together with any other payments or benefits received or to be received by Mr. Steadman from the company or any successor thereto in the change of control transaction, would constitute an excess parachute payment under Section 280G of the Code, then Mr. Steadman will receive either the full amount of such payments and benefits or a lesser amount such that no portion of the payments and benefits will be subject to the excise tax, whichever would result in a greater after-tax benefit to Mr. Steadman.

A change of control is defined in the bonus agreement the same as in the restricted stock award agreements, which is described above under the description of payments to Mr. Hennessy.

Restricted Stock Unit Award Agreements

The restricted stock unit award agreements between the company and each of our named executive officers provide that all restricted stock units held by a named executive officer will immediately vest in full (1) if the named executive officer’s employment terminates as a result of death, disability, or retirement at a time when the company would not be able to terminate the named executive officer for cause or (2) upon a change of control of the company.

The definitions of change of control, disability, and retirement under the Amended and Restated 2013 Omnibus Incentive Plan, under which the restricted stock unit award agreements are issued, are described above under the description of payments to Mr. Hennessy.

Director Compensation for Fiscal Year 2018

The following table sets forth compensation received by each of our non-management directors in fiscal year 2018. Our directors generally receive $10,500 per board meeting and $1,500 per committee meeting. Committee chairs received $2,000 per committee meeting. In addition, the compensation committee determines the amount of restricted stock units to award to each of our outside directors, if any, on an annual basis.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)

Henry Hansel	$70,500	$73,395	$143,895
Brian A. Hennessy	$63,000	$73,395	$136,395
Daniel G. Libarle	$77,000	$73,395	$150,395
Rodger Offenbach	$69,000	$73,395	$142,395
Susan W. Pomilia	$69,500	$73,395	$142,895
Thomas L. Seavey	$76,500	$73,395	$149,895

(1)	Director held 15,562.5 non-vested restricted stock units as of September 30, 2018.

(2)

The amounts in this column include the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718—Stock Compensation. The fair values of the stock awards per share on the date of grant are $13.98 based on the closing price of our common stock on the date of grant of September 12, 2018.

PROPOSAL 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected Marcum LLP to audit the company’s financial statements and internal control over financial reporting for fiscal year 2019 and requests that the shareholders ratify such selection. If shareholders do not ratify the selection of Marcum LLP, the audit committee will reconsider the selection.

Audit services provided by Marcum LLP in fiscal year 2018 included the integrated audit of the company’s financial statements and internal control over financial reporting, reviews of interim financial statements, and consultations on matters related to accounting and financial reporting.

Marcum LLP also provided certain audit-related services to Hennessy Advisors during fiscal year 2018, which were reviewed by the audit committee and are more fully described on page 2 of this proxy statement.

Representatives of Marcum LLP are expected to be present at the 2019 annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

Our board of directors recommends a vote “FOR” the ratification of the selection of Marcum LLP as the independent registered public accounting firm for Hennessy Advisors for fiscal year 2019. Proxies solicited by the board of directors will be voted “FOR” ratification of the selection of Marcum LLP as the independent registered public accounting firm for Hennessy Advisors for fiscal year 2019 unless the shareholder has specified otherwise.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and financial reporting process. Our independent accountants are responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). It is the audit committee’s responsibility to monitor and oversee these processes.

In connection with these responsibilities, the audit committee met with management and the independent accountants to review and discuss the financial statements for fiscal year 2018. The audit committee also discussed with the independent accountants the matters required by Auditing Standard No. 1301. The audit committee also received written disclosures from the independent accountants mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee discussed with the independent accountants that firm’s independence.

Based upon the audit committee’s discussions with management and the independent accountants, and the audit committee’s review of the representations of management and the independent accountants, the audit committee recommended that the board of directors include the audited financial statements of Hennessy Advisors, Inc. in its annual report on Form 10-K for the fiscal year ended September 30, 2018, filed with the SEC.

Daniel G. Libarle, Chairman
Henry Hansel
Thomas L. Seavey

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of Marcum LLP are expected to be present at the 2019 annual meeting of shareholders and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

The following table provides information relating to the fees billed to Hennessy Advisors for fiscal years 2018 and 2017.

		Audit-Related
		Fees
	Audit Fees	(1)	Tax Fees	Other Fees	Total Fees

Fiscal Year 2018 - Marcum LLP	$130,000	$85,329	$-	$-	$215,329

Fiscal Year 2017 - Marcum LLP	$125,000	$77,334	$-	$-	$202,334

(1)	Audit-related fees are for SEC compliance reviews of Form 10-Q, Form 8-K, and Form S-8.

All decisions regarding selection of independent accounting firms and approval of accounting services and fees are made by our audit committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002. In accordance with the audit committee charter and applicable law, the audit committee pre-approves all auditing services and permitted non-audit services to be performed for the company by Marcum LLP, subject to de minimus exceptions permitted by applicable law. The audit committee may also pre-approve audit and permitted non-audit services pursuant to pre-approval policies and procedures established by the audit committee, provided such policies and procedures are detailed as to the particular service and do not include delegation of the audit committee’s responsibilities to management. In accordance with this policy, the audit committee pre-approved all services provided by the company’s independent accounting firm for fiscal year 2018.

OTHER GOVERNANCE MATTERS

Future Rule 14a-8 Shareholder Proposals

SEC regulations permit shareholders to submit proposals for inclusion in our proxy statement if the shareholder and the proposal meet the requirements specified in Rule 14a-8 under the Exchange Act. Any shareholder proposals for the 2020 annual meeting of shareholders submitted in accordance with Rule 14a-8 under the Exchange Act must be received at our principal executive offices no later than August 22, 2019.

Future Annual Meeting Business

Under our bylaws, any shareholder who intends to propose a director nomination or propose other business at an annual meeting, other than shareholder proposals presented under Rule 14a-8 under the Exchange Act for inclusion in our proxy materials, must give advance written notice that contains certain required information to our corporate secretary. We must receive this written notice no later than 90 days, and no earlier than 120 days, before the first anniversary of the previous year’s annual meeting. Accordingly, for the 2020 annual meeting of shareholders, written notice must be received by the corporate secretary between the close of business on October 15, 2019, and the close of business on November 14, 2019. However, as provided in the bylaws, different deadlines apply if the 2020 annual meeting of shareholders is called for a date that is more than 30 days before or more than 70 days after the anniversary date of the 2019 annual meeting of shareholders. Such notices must comply with the procedural and content requirements of the bylaws. We will not entertain any proposals of director nominations or other business at the 2020 annual meeting that do not meet the requirements set forth in our bylaws. Further, if the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the annual meeting.

Shareholders should mail all notices of proposed director nominations or other business to our corporate secretary, Teresa M. Nilsen, at Hennessy Advisors, Inc., 7250 Redwood Boulevard, Suite 200, Novato, CA 94945. You may obtain a copy of our bylaws from our corporate secretary by written request to the same address.

Communications with the Board of Directors

Shareholders who wish to communicate with the board of directors or with a particular director may send a letter to our corporate secretary, Teresa M. Nilsen, at Hennessy Advisors, Inc., 7250 Redwood Boulevard, Suite 200, Novato, California 94945. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should identify the author as a shareholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. Our corporate secretary will make copies of all such letters and circulate them to the appropriate director or directors. Commercial advertisements or other forms of solicitation will not be forwarded.

Annual Report

A copy of our annual report on Form 10-K for the fiscal year ended September 30, 2018, accompanies this proxy statement. The Form 10-K is posted on our website at www.hennessyadvisors.com. Information regarding the assumptions made in valuing the stock awards contained in the footnotes to the financial statements in the Form 10-K is incorporated by reference into this proxy statement. We will provide a copy of the Form 10-K without exhibits to each person who is a record or beneficial holder of shares of common stock on the record date for the annual meeting. We will provide a copy of the exhibits without charge to each person who is a record or beneficial holder of shares of common stock on the record date for the annual meeting who submits a written request for it. Requests for copies of the Form 10-K or exhibits should be addressed to our corporate secretary, Teresa M. Nilsen, at Hennessy Advisors, Inc., 7250 Redwood Boulevard, Suite 200, Novato, California 94945.

Multiple Shareholders with the Same Address

Pursuant to the rules of the Exchange Act, services that deliver our communications to shareholders that hold their stock through a bank, broker, or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our annual report on Form 10-K and proxy statement unless contrary instructions from one or more of such shareholders have been provided. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. You may revoke your consent to future householding mailings or may enroll in householding by contacting your bank, broker, or other holder of record. If you would like to receive a separate copy of this proxy statement and our annual report on Form 10-K for the fiscal year ended September 30, 2018, please submit a written request to our corporate secretary, Teresa M. Nilsen, at Hennessy Advisors, Inc., 7250 Redwood Boulevard, Suite 200, Novato, California 94945, or call (800) 966-4354, and we will promptly deliver them to you.

Other Matters

The board of directors does not know of any other matters to come before the meeting. However, if any other matters properly come before the meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. If any other matter should come before the meeting, action on the matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed.

Proxy Solicitation

We will bear the cost of soliciting proxies. We may reimburse brokers and other persons holding stock in their names, or in the names of director nominees, for their expenses for sending proxy material to principals and obtaining their proxies. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise.

PLEASE SPECIFY YOUR CHOICES AND DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED. YOUR PROMPT RESPONSE IS APPRECIATED.

By Order of the Board of Directors,

/s/ Teresa M. Nilsen

Teresa M. Nilsen, Secretary

December 20, 2018

Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE

TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Time, on February 11, 2019.

Vote by Internet • Go to www.investorvote.com/HNNA • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	01 - Neil J. Hennessy	02 - Teresa M. Nilsen	03 - Daniel B. Steadman	+
	04 - Henry Hansel	05 - Brian A. Hennessy	06 - Daniel G. Libarle
	07 - Rodger Offenbach	08 - Susan W. Pomilia	09 - Thomas L. Seavey

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09

☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain

2. Ratify the selection of Marcum LLP as the independent registered public accounting firm for Hennessy Advisors, Inc. for fiscal year 2019.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the 2019 Meeting of Shareholders. The Proxy Statement and the 2018 Annual Report to Shareholders are available at: www.hennessyadvisors.com/proxy.htm.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY — HENNESSY ADVISORS, INC.

2019 Annual Meeting of Shareholders - February 12, 2019

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Neil J. Hennessy and Teresa M. Nilsen, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hennessy Advisors, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2019 Annual Meeting of Shareholders of the company to be held February 12, 2019, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. WE RECOMMEND A VOTE “FOR” THE DIRECTORS AND “FOR” PROPOSAL 2.

(Continued and to be marked, dated and signed, on the other side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	01 - Neil J. Hennessy	02 - Teresa M. Nilsen	03 - Daniel B. Steadman	+
	04 - Henry Hansel	05 - Brian A. Hennessy	06 - Daniel G. Libarle
	07 - Rodger Offenbach	08 - Susan W. Pomilia	09 - Thomas L. Seavey

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09

☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain

2. Ratify the selection of Marcum LLP as the independent registered public accounting firm for Hennessy Advisors, Inc. for fiscal year 2019.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the 2019 Meeting of Shareholders. The Proxy Statement and the 2018 Annual Report to Shareholders are available at: www.hennessyadvisors.com/proxy.htm.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY — HENNESSY ADVISORS, INC.

2019 Annual Meeting of Shareholders - February 12, 2019

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Neil J. Hennessy and Teresa M. Nilsen, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hennessy Advisors, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2019 Annual Meeting of Shareholders of the company to be held February 12, 2019, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. WE RECOMMEND A VOTE “FOR” THE DIRECTORS AND “FOR” PROPOSAL 2.

(Continued and to be marked, dated and signed, on the other side)